Filed Pursuant to Rule 433
Registration Statement No. 333-227001

August 31, 2019 RBC Small Cap US Tactical Equity Total Return Index Performance Factsheet Index Objectives: The RBC Small Cap US Tactical Equity Total Return Index is designed to meet or exceed riskadjusted returns relative to the benchmark by optimizing asset allocation between Small-Cap U.S. equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Small-Cap U.S. equities, on a monthly basis, to determine the exposure until the next monthly observation. Index Ticker Symbols: Bloomberg: RBCESTUT Index Thomson Reuters: .RBCESTUT Index Launch Date: February 18, 2019 Index Base Date: October 31, 2007 Asset Class: Equity Fixed Income (Cash) Allocations: E-mini Russell 2000 Futures contract Federal Funds Rate Last Allocation Date: Benchmark: Russell 2000 Total Return Index Bloomberg: RU20INTR Index Thomson Reuters: .RUTTR Liquidity: The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume. Availability: The Index can be used as an underlying for various investment vehicles to provide exposure to investors. Index Description  The Index provides exposure to either Small-Cap U.S. equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre-defined Tactical Trigger: the 100 daily moving average (100 DMA) of the iShares Russell 2000 ETF (Bloomberg: IWM US Equity; the ETF). The Index obtains exposure to Small-Cap U.S. equities by tracking the performance of the futures contract. On the specified monthly determination date, if the ETF is at or above its 100 DMA (a bullish trend), the Index will allocate to equity via the E-mini Russell 2000 futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 100 DMA (a bearish trend). Performance1, 2 – Total Return (USD) 20 60 100 140 180 220 260 300 Oct 07 Feb 09 Jun 10 Oct 11 Jan 13 May 14 Sep 15 Dec 16 Apr 18 Aug 19  Index Benchmark  Return (%) 2 Return p.a. (%) YoY Return (%) Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’14 ’15 ’16 ’17 ’18 Index (I) -6.7 1.0 -3.3 -11.0 6.2 6.7 7.4 -4.5 3.0 21.9 11.7 0.6 Benchmark (B) -4.9 2.4 11.8 -12.9 7.9 6.4 6.6 4.9 -4.4 21.3 14.6 -11.0 Variation (I) - (B) -1.8 -1.4 -15.1 1.9 -1.7 0.3 0.8 -9.4 7.4 0.5 -3.0 11.6 Volatility p.a. (%) 3 Sharpe Ratio4 12 Month Return Worst Drawdown Beta Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y Index (I) 13.5 12.8 16.0 -0.89 0.51 0.50 61.6 -17.7 -30.5 29 0.44 0.55 Benchmark (B) 19.7 16.7 25.0 -0.65 0.42 0.37 97.9 -48.0 -57.7 38 1.00 1.00 Variation (I) - (B) -6.1 -3.9 -9.0 -0.23 0.09 0.14 -36.3 30.4 27.2 -9 - - 1 Daily data from October 31, 2007 to August 31, 2019. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document 2 Source: Solactive AG, Bloomberg, RBC Capital Markets 3 Based on daily returns, annualized with a 252-day factor 4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor 5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline Page 1 of 4

August 31, 2019 Allocation History1 (over last 12 months) Determination Date Allocation Date Russell 2000 Futures Cash Index Performance * Benchmark Performance * August 12, 2019 August 14, 2019 0% 100% TBD** TBD** July 15, 2019 July 17, 2019 100% 0% -5.2% -5.3% June 17, 2019 June 19, 2019 0% 100% 0.2% -0.2% May 13, 2019 May 15, 2019 100% 0% 0.5% 0.6% April 15, 2019 April 17, 2019 100% 0% -1.0% -1.2% March 11, 2019 March 13, 2019 100% 0% 0.7% 0.9% February 11, 2019 February 13, 2019 100% 0% 1.2% 1.0% January 14, 2019 January 16, 2019 0% 100% 0.2% 6.1% December 17, 2018 December 19, 2018 0% 100% 0.2% 8.0% November 12, 2018 November 14, 2018 0% 100% 0.2% -10.0% October 15, 2018 October 17, 2018 0% 100% 0.2% -5.4% September 17, 2018 September 19, 2018 100% 0% -6.6% -6.6% 1 Determination Date was two business days prior to Allocation Date * Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (September 18, 2019) Allocation Snapshot (as of August 31, 2019) $75 $95 $115 $135 $155 $175 $195 Aug 15 Feb 16 Aug 16 Feb 17 Aug 17 Feb 18 Aug 18 Feb 19 Aug 19 IWM Price Current Allocation 100% Fixed Income (as of August 14, 2019) 100 DMA  iShares Russell 2000 ETF (IWM) Characteristics Snapshot Page 2 of 4 As of Last Determination Date (August 12, 2019) Indicator Closing Level Tactical Trigger Small-Cap U.S. (IWM) 148.67 3.5% BELOW 100 DMA As of Month End (August 31, 2019) Indicator Closing Level Distance from DMA Small-Cap U.S. (IWM) 148.84 -2.9% Date Last Next Determination August 12, 2019 September 16, 2019 Allocation August 14, 2019 September 18, 2019 Monthly Returns (%, as of August 31, 2019) Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2019 0.2% 2.3% -2.1% 3.5% -7.8% 6.3% 1.8% -6.7% -3.3% 2018 2.7% -3.4% -3.5% 1.0% 6.0% 0.7% 1.7% 4.2% -2.4% -6.1% 0.2% 0.2% 0.6% 2017 0.2% 1.9% 0.1% -1.3% 1.2% 3.4% 0.8% -2.9% 4.8% 0.8% 2.9% -0.7% 11.7% 2016 0.0% 0.0% 0.0% 0.0% 2.3% 0.0% 6.1% 1.8% 1.2% -4.7% 11.2% 2.7% 21.9% 2015 -1.1% 6.1% 1.8% -2.6% 2.3% 0.9% -1.2% -3.0% 0.0% 0.0% 0.0% 0.0% 3.0% 2014 -2.8% 4.8% -0.6% -3.9% 0.0% 0.9% -6.2% 2.1% 0.0% 0.0% 1.2% 0.3% -4.5% 2013 6.3% 1.1% 4.7% -0.4% 4.0% -0.5% 7.0% -3.1% 6.5% 2.5% 4.0% 2.0% 39.4% Benchmark Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2019 11.2% 5.2% -2.1% 3.4% -7.8% 7.1% 0.6% -4.9% 11.8% 2018 2.6% -3.9% 1.3% 0.9% 6.1% 0.7% 1.7% 4.3% -2.4% -10.9% 1.6% -11.9% -11.0% 2017 0.4% 1.9% 0.1% 1.1% -2.0% 3.5% 0.7% -1.3% 6.2% 0.9% 2.9% -0.4% 14.6% 2016 -8.8% 0.0% 8.0% 1.6% 2.3% -0.1% 6.0% 1.8% 1.1% -4.8% 11.2% 2.8% 21.3% 2015 -3.2% 5.9% 1.7% -2.6% 2.3% 0.7% -1.2% -6.3% -4.9% 5.6% 3.3% -5.0% -4.4% 2014 -2.8% 4.7% -0.7% -3.9% 0.8% 5.3% -6.1% 5.0% -6.0% 6.6% 0.1% 2.8% 4.9% 2013 6.3% 1.1% 4.6% -0.4% 4.0% -0.5% 7.0% -3.2% 6.4% 2.5% 4.0% 2.0% 38.8% Page 2 of 4

August 31, 2019 Summary of Index Methodology: RBC Small Cap US Tactical Equity Total Return Index 100-day Moving Average iShares Russell 2000 ETF (IWM) Tactical Trigger – Determined 2 Trading Days Before Allocation Monthly Allocation – Is Tactical Trigger Bullish or Bearish? Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger E-mini Russell 2000 Future + Federal Funds Rate OR Federal Funds Rate Bearish Tactical Trigger iShares Russell 2000 ETF Spot below the Tactical Trigger Page 3 of 4

August 31, 2019 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This presentation should not be distributed to or shown to anyone other than the intended audience. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity. All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1-877-688-2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com Page 4 of 4